Exhibit 10.1

Dave Caron

[address]

Dear Dave,

It is our pleasure to offer you the position of Senior Vice President, Corporate Controller and Chief Accounting Officer with Marvell Semiconductor, Inc. (the “Company”), a subsidiary of Marvell Technology Group Ltd. (“Marvell”). You will report to the Chief Financial Officer and will be considered the Company’s “principal accounting officer” for purposes of both Securities and Exchange Commission (“SEC”) reporting purposes and compliance with Section 16 under the Securities Exchange Act.

Base Salary

Your salary will be $375,000.00 US Dollars (USD) per year.

Annual Incentive Bonus

You will be eligible to participate in the Company’s Performance Rewards Program (“PRP”) with a target bonus of 50% of your current base salary. The amount of your actual PRP bonus payment will be determined by the Company at its sole discretion based on a combination of Company, business unit/group, and individual performance, and will be pro-rated according to your date of hire, pursuant to the PRP policy. You must be an active Company employee at the time of the bonus payout to be eligible for payment.

Equity

You will be recommended to the Executive Compensation Committee (the “ECC”) for the following new-hire grants:

Time Based RSU Award (TBRSU) – a restricted stock unit award of common shares of Marvell equal to: ($225,200 / Share Price)

The TBRSU shall vest over three (3) years at the rate of 33% after the first anniversary of the vesting start date, 33% after the second anniversary of the vesting start date and 34% after the third anniversary of the vesting start date, provided that you continue to serve as a service provider through the applicable vesting date.

Performance Based RSU Award based on Total Shareholder Return (TSRRSU) – a restricted stock unit award of common shares of Marvell equal to: ($168,900 / Share Price)

The TSRRSU shall vest on the third anniversary of the vesting start date based on achievement of performance objectives relating to the relative total shareholder return of Marvell’s stock as compared to the total shareholder return of comparable companies of the Philadelphia Semiconductor Sector Index over the performance period measured from the First Current Date (as defined below) through the end of fiscal year 2019, provided that you continue to serve as a service provider through the third anniversary of the vesting start date. The specific performance objectives, comparable companies, payout formula (under which the number of shares that could vest under the TSRRSU can range from zero to 150% of the target number, with zero payout if Marvell’s TSR is below the 25th percentile of comparable companies, 50% payout if TSR is at the 25th percentile, 100% payout if TSR is at the 50th percentile, and 150% payout if TSR is at or above the 75th percentile, with straight line interpolation of the payout percentages for TSR between the 25th and 75th percentiles) and other terms for the TSRRSU will be established by the ECC at the time of grant.

Performance Based RSU Award based on Operating Performance Metrics (OPMRSU) – a restricted stock unit award of common shares of Marvell equal to: ($168,900 / Share Price)

The OPMRSU shall vest based on the achievement of operating performance metrics for fiscal years 2017 and 2018. The performance period, metrics and relative weightings (as well as the maximum number of shares that could vest under the OPMRSU if performance exceeds the target achievement level) will be established by the ECC at the time of grant and will be measured as of the end of fiscal year 2018. Any shares, if any, deemed to have been earned upon the successful achievement of such metrics will vest 100% on the third anniversary of the vesting start date, provided that you continue to serve as a service provider through such vesting date.

Equity Buy-Out Awards

In acknowledgement of your existing unvested equity position that will be forfeited upon termination of your current employment, you will be recommended to the ECC for the following additional grants:

Hire-On RSU Award (HORSU) – a restricted stock unit award of common shares of Marvell equal to: ($250,000 / Share Price)

The HORSU shall vest over three (3) years at the rate of 33% on the first anniversary of your start date, 33% on the second anniversary of your start date and 34% on the third anniversary of your start date, provided that you continue to serve as a service provider through the applicable vesting date. However, if we terminate your employment without Cause (as defined below) within two years of your commencement of employment, the unvested portion of this award will vest in full on the date your employment with the Company terminates, provided that you execute and do not revoke a separation agreement and complete a release of claims in a form provided by the Company (the “Release”), which Release has become effective within 60 days following your employment termination date.

Hire-On PSU Award (HOPSU) – a restricted stock unit award of common shares of Marvell equal to: ($250,000 / Share Price)

The HOPSU shall vest on the third anniversary of the vesting start date based on achievement of performance objectives relating to the relative total shareholder return of Marvell’s stock as compared to the total shareholder return of comparable companies of the Philadelphia Semiconductor Sector Index over the performance period measured from the First Current Date (as defined below) through the end of fiscal year 2019, provided that you continue to serve as a service provider through the third anniversary of the vesting start date. The specific performance objectives, comparable companies, payout formula (under which the number of shares that could vest under the HOPSU can range from zero to 150% of the target number, with zero payout if Marvell’s TSR is below the 25th percentile of comparable companies, 50% payout if TSR is at the 25th percentile, 100% payout if TSR is at the 50th percentile, and 150% payout if TSR is at or above the 75th percentile, with straight line interpolation of the payout percentages for TSR between the 25th and 75th percentiles) and other terms for the HOPSU will be established by the ECC at the time of grant.

If we terminate your employment without Cause (as defined below) within two years of your commencement of employment, (i) the performance measurement period will be deemed to end on the date five (5) business days before your employment termination date, (ii) the achievement of the performance metrics will be calculated by the ECC with respect to such shortened measurement period, and (iii) the number of shares that would vest based on such calculations will vest effective upon your termination date, provided that you execute and do not revoke a Release. Any remaining unvested portion of the HOPSU will be forfeited and terminate.

For purposes of this letter agreement only, “Cause” is defined as: (a) an act of dishonesty in connection with your job responsibilities; (b) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement; (c) gross misconduct; (d) unauthorized use or disclosure of any proprietary information or trade secrets of the Company, Marvell or any other party to whom the Company or Marvell owe an obligation of nondisclosure; (e) willful breach of any obligations under any written agreement or covenant with the Company or Marvell; (f) failure to cooperate in good faith with a governmental or internal investigation of the Company, Marvell or their directors, officers or employees, if the Company or Marvell has requested your cooperation; or (g) failure to cure performance deficiencies within 10 days after receipt of notice of such deficiencies from the Company.

For purposes of the equity awards described above, “Share Price” shall mean the closing price of the common shares of Marvell (NASDAQ: MRVL) on the NASDAQ Stock Market on (x) the date that is one (1) full trading day after the first date following the date of this offer letter on which Marvell has filed all required periodic reports with the Securities and Exchange Commission, such that Marvell is “current” with its financial reporting, or (y) the date that the awards are approved by the ECC (but no later than 30 days after the “First Current Date” as defined below), whichever is later. The date that Marvell becomes “current” with its financial reporting is referred to as the “First Current Date”.

For purposes of the equity awards described above, the vesting start date shall be the 15th of the month coincident with or next following the date on which you begin employment with the Company (i.e., individuals hired after the 15th of the month will have a vesting start date of the 15th of the following month).

Marvell’s Current Ability to Grant Equity

All Marvell equity awards are subject to final review and approval by the ECC and all applicable securities law restrictions. Please note that, as of the time of this offer, Marvell has not timely filed certain required periodic reports with the SEC. Therefore, Marvell cannot grant any of the equity awards set forth in this offer letter until such time as it has completed all necessary filings. In addition, all of the proposed equity awards set forth herein will be subject to your return to us of completed, signed Stock Unit Agreements.

Sign-On Bonus

Because you may be leaving your current employer before receiving your FY2016 bonus, we are providing you with a sign-on bonus in the amount of $200,000 US Dollars (USD), less applicable withholding. Your sign-on bonus is subject to repayment to us within ninety (90) days of your resignation date if you resign within twelve (12) months of the start date of your employment.

In the event that within twelve (12) months of the start date of your employment you are terminated for “Cause” (as defined above), you agree to repay us a pro rata portion of the sign-on bonus (net of withholding taxes deducted from the payment of such amount to you to the extent the Company can recover them from the applicable tax authorities) based on the number of days remaining in the twelve-month period commencing on the start date of your employment at the time of your employment termination. Such repayment shall be made within 90 days of such termination of employment. Accordingly, your sign-on bonus will be deemed earned for California labor purposes in daily increments during the twelve (12) months after your start date.

Change-in-Control

You will be eligible to participate in the Marvell Change in Control and Severance Plan (“CIC Plan”), subject to the terms and conditions of the CIC Plan and the form of agreement attached hereto as Appendix A.

Other Terms

Your employment with the Company is at the mutual consent of you, the employee, and the Company, the employer. Your employment with the Company is at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause. The at-will nature of your employment may only be changed by a written agreement signed by the CEO. During your employment, you will be subject to and agree to abide by and acknowledge all employment policies the Company has or adopts from time to time including, but not limited to, the Company New Hire Employee Agreement, which contains Confidential Information and Invention Assignment and Arbitration Agreements.

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three (3) business days of your date of hire. Acceptable documents include, but are not limited to:

•	A valid driver’s license and social security card, or

•	A current passport

Please note your offer is contingent upon:

•	Successful completion of a routine background investigation and reference checks;

•	The Company’s receipt from you of a signed New Hire Employee Agreement, which contains the Company’s Confidential Information and Invention Assignment Agreement and Arbitration Agreement; and

•	Completion of visa, license requirements, and government restricted party screening requirements, if applicable.

Marvell Semiconductor, Inc. is an exciting company whose mission is to be the leading provider of high performance and high value-added mixed-signal integrated circuits for the computer, storage, communications and multimedia markets. We look forward to your acceptance as we believe you will be an important addition to our team in achieving our near and long term objectives.

This letter (if accepted) and the New Hire Employee Agreement, which contains the Company’s Arbitration Agreement and Confidential Information and Invention Assignment Agreement, constitute the entire agreement between you and the Company regarding the terms of your employment, and supersede any prior representations or agreements, whether written or oral, concerning the terms of your employment. This letter may not be modified or amended except by a signed written agreement from the Company.

To accept this offer, please sign below and return the letter to me. Before submitting your response please print a copy of this letter for your records.

Sincerely,

/s/ Mitchell Gaynor

Mitchell Gaynor

EVP, Chief Legal Officer and Secretary

Accepted By:

/s/ Dave Caron	8/26/16	Between 9/26/16 –10/10/16
Dave Caron	Date Signed	Start Date

Appendix A

Marvell Technology Group Ltd. Change in Control and Severance Plan

Participation Agreement

Marvell Technology Group Ltd. (the “Company”) is pleased to inform you that you have been selected to participate in the Company’s Change in Control and Severance Plan (the “Plan”) as a Participant.

A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].

In the event of a Change in Control where the successor corporation does not assume your Equity Awards or substitute Equity Awards for substantially similar awards with the same or more favorable vesting schedule as your Equity Awards, then your Equity Awards will accelerate and vest in full in accordance with Section 3 of the Plan.

Also, the Plan describes in detail certain circumstances under which you may become eligible for certain Severance Benefits under Section 5 of the Plan if, during the Change in Control Period, you incur an Involuntary Termination. If you become eligible for Severance Benefits as described in the Plan, then subject to the terms and conditions of the Plan, you will receive:

1. Cash Severance Benefits.

a. Base Salary. A lump-sum payment (less applicable withholding taxes) equal to 12 months of your annual base salary as in effect immediately prior to your Involuntary Termination (or if your Involuntary Termination is a termination for Good Reason due to a material reduction in your level of annual base salary, your annual base salary as in effect immediately prior to such reduction) or, if greater, at the level in effect immediately prior to the Change in Control.

b. Bonus. A lump-sum payment equal to 100% of your annual target bonus for the fiscal year in which your Involuntary Termination occurs or, if greater, your annual target bonus in effect immediately prior to the Change in Control.

c. Pro-Rata Bonus. A lump-sum payment equal to your annual target bonus for the fiscal year in which your Involuntary Termination occurs, pro-rated for the number of full months employed during the fiscal year.

2. Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s); provided however, that (A) if there is no “target” level, then the number that will vest shall be 100% of the maximum amount that could vest with respect to that relevant measurement period(s); and (B) if the performance period has been completed and the actual performance achieved is greater than the target level, then the number that will vest shall be 100% of the amount that would vest based on that actual performance achievement level with respect to that relevant measurement period; and (C) if the performance criteria is a Total Shareholder Return (“TSR”) or other measure based on the value of the Company’s stock, the amount that will vest will be calculated as if the measurement period ended on the date of the Change in Control (and including the final closing price of the Company’s stock on such date). Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.

3. Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or taxable monthly payment in lieu of reimbursement, as applicable, and as described in Section 5.3 of the Plan will be provided for a period of 12 months following your termination of employment. Notwithstanding the foregoing, if you are not employed in the United States, the benefit under this paragraph will be a regional equivalent to COBRA determined by the Administrator in its sole discretion.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Change in Control and Severance Plan and Summary Plan Description; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

MARVELL TECHNOLOGY GROUP LTD.	PARTICIPANT

Signature	Signature

Name	Date

Title

Attachment: Marvell Technology Group Ltd. Change in Control and Severance Plan and Summary Plan Description

[Signature Page to the Participation Agreement]